Nova Vision Acquisition Corp.

(formerly known as Lighthouse Acquisition Corporation)

Company number: 2057531

(the Company)

Written resolutions of all of the directors of the Company dated 26 April **2023**

1 Declaration of Interests

1.1 By signing these resolutions, each director of the Company (a **Director**, and collectively, the **Directors**) confirms that he or she has properly and duly disclosed all of his/her interests as required to be disclosed to the board of Directors (the **Board**) in relation to all matters being resolved herein pursuant to the second amended and restated memorandum (the **Memorandum**) and articles (the **Articles**) of association of the Company and/or otherwise required by any applicable law (including, the BVI Business Companies Act, 2004 (as amended)).

1.2 Capitalised terms used herein shall have the same meaning in the Memorandum and Articles unless otherwise defined here.

2 Amendment to Regulation 20.6

2.1 IT IS NOTED THAT the Company would like to amend Regulation 20.6 of the Articles to clarify the provisions for appointment of auditor of the Company.

2.2 IT IS NOTED THAT the Company is proposing to effect the following changes to be made to Regulation 20.6 (changes underlined) (the **Amendment**):

"20.6 The Directors may by a Resolution of Directors appoint or remove the auditor of the Company on such terms as the Directors determine, except that if ~~applicable, and subject~~ under applicable law and the rules of the SEC and the Designated Stock Exchange the auditor is required to be appointed by shareholders, then:

(a) *at the AGM or at a subsequent general meeting in each year, the Members shall appoint an auditor who shall hold office until the Members appoint another auditor. Such auditor may be a Member but no Director or officer or employee of the Company shall during, his continuance in office, be eligible to act as auditor;*

(b) *a person, other than a retiring auditor, shall not be capable of being appointed auditor at an AGM unless notice in writing of an intention to nominate that person to the office of auditor has been given not less than ten days before the AGM and furthermore the Company shall send a copy of such notice to the retiring auditor; and*

(c) *the Members may, at any meeting convened and held in accordance with these Articles, by resolution remove the auditor at any time before the expiration of his term of office and shall by resolution at that meeting appoint another auditor in his stead for the remainder of his term."*

2.3 IT IS NOTED THAT in accordance with Clause 11.1 of the Memorandum, the Company may amend the Memorandum or Articles by a Resolution of Directors save that no amendment may be made by a Resolution of Directors: (a) to restrict the rights or powers of the Members to amend the Memorandum or Articles; (b) to change the percentage of Members required to pass a Resolution of Members to amend the Memorandum or Articles; (c) in circumstances where the Memorandum or Articles cannot be amended by the Members; or (d) to change Clauses 7 or 8, Clause 11 or Regulation 23 (or any of the defined terms used in any such Clause or Regulation). The Board is satisfied that the Amendment does not fall within any of the exceptions.

2.4 IT IS NOTED THAT that the Amendment would not trigger the Amendment Redemption Right under Regulation 23.11 of the Articles.

2.5 IT IS FURTHER NOTED THAT the audit committee of the Board has resolved to recommend to the Board to approve the Amendment.

2.6 IT IS RESOLVED THAT

(a) the existing Regulation 20.6 of the Articles be and is hereby deleted in its entirety and replaced with the following:

"20.6 The Directors may by a Resolution of Directors appoint or remove the auditor of the Company on such terms as the Directors determine, except that if under applicable law and the rules of the SEC and the Designated Stock Exchange the auditor is required to be appointed by shareholders, then:

(a) at the AGM or at a subsequent general meeting in each year, the Members shall appoint an auditor who shall hold office until the Members appoint another auditor. Such auditor may be a Member but no Director or officer or employee of the Company shall during, his continuance in office, be eligible to act as auditor;

(b) a person, other than a retiring auditor, shall not be capable of being appointed auditor at an AGM unless notice in writing of an intention to nominate that person to the office of auditor has been given not less than ten days before the AGM and furthermore the Company shall send a copy of such notice to the retiring auditor; and

(c) the Members may, at any meeting convened and held in accordance with these Articles, by resolution remove the auditor at any time before the expiration of his term of office and shall by resolution at that meeting appoint another auditor in his stead for the remainder of his term."

(d) the registered agent of the Company (the **Agent**) be and is hereby authorised and directed to file the above Amendment and a copy of these resolutions with the Registrar of Corporate Affairs of the British Virgin Islands and any Director and/or officer of the Company and Agent be and is hereby authorized to take any and all actions which may be necessary or desirable in connection therewith.

3 General Authorisation

3.1 IT IS RESOLVED THAT, in connection with or to carry out the actions contemplated by the foregoing resolutions, any Director, officer or (if applicable) any attorney or duly authorised signatory of the Company (any such person being an "**Attorney**" or "**Authorised Signatory**" respectively) be, and such other persons as are authorised by any of them be, and each hereby is, authorised, in the name and on behalf of the Company, to do such further acts and things as any Director or officer or such duly authorised other person shall deem necessary or appropriate, including to do and perform (or cause to be done and performed), in the name and on behalf of the Company, all such acts and to sign, make, execute, deliver, issue or file (or cause to be signed, made, executed, delivered, issued or filed) with any person including any governmental authority or agency, all such agreements, documents, instruments, certificates, consents or waivers and all amendments to any such agreements, documents, instruments, certificates, consents or waivers and to pay, or cause to be paid, all such payments, as any of them may deem necessary or advisable in order to carry out the intent of the foregoing resolutions, the authority for the doing of any such acts and things and the signing, making, execution, delivery, issue and filing of such of the foregoing to be conclusively evidenced thereby.

4 Ratification of prior actions

4.1 IT IS RESOLVED THAT any and all actions of the Company, or of any Director or officer or any Attorney or Authorised Signatory, taken in connection with the actions contemplated by the foregoing resolutions prior to the execution hereof be and are hereby ratified, confirmed, approved and adopted in all respects as fully as if such action(s) had been presented to for approval and approved by the Board and the Directors prior to such action being taken.

[*Signature page to follow*]

IN WITNESS WHEREOF, the undersigned Directors have executed the foregoing unanimous written resolutions and hereby direct that a signed copy of these resolutions be filed with the minutes of the proceedings of the Directors of the Company.

DocuSigned by:
Eric Wong
3C0258ACCC39403...

Eric Ping Hang Wong
Director

DocuSigned by:
Brian Cheng
29EF15E6F4F24FB...

Tin Lun Brian Cheng
Director

DocuSigned by:
3CFDACB2367A478...

Philip Richard Herbert
Director

DocuSigned by:
Horace Ma
04B5AFA555214DC...

Chun Fung Horace Ma
Director

DocuSigned by:
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Wing Ho Ngan
Director